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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                  ARTECON INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.005 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    043003102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]     Rule 13d-1(b)

     [ ]     Rule 13d-1(c)

     [X]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------                                            -----------------
CUSIP NO. 043003102                     13G                    PAGE 2 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CP ACQUISITION, L.P.  4A  No.: 51-0344551
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    1,676,440
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   1,676,440
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,676,440
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.8%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 043003102                     13G                    PAGE 3 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CP ACQUISITION, L.P.  4B  No.: 51-0344550
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    926,790
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   926,790
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          926,790
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.3%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 043003102                     13G                    PAGE 4 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CAPITAL PARTNERS, INC.    No.: 13-310-9595
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CONNECTICUT
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    3,612
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   3,612
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,612
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.02%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 043003102                     13G                    PAGE 5 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          FGS, INC.                    No.: 51-0315515
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    293,781
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   293,781
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          293,781
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.4%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

          (a)     Name of Issuer:  ARTECON INC.

          (b)     Address of Issuer's Principal Executive Offices:

                      6305 EL CAMINO REAL
                      CARLSBAD  CA  92009-1606

ITEM 2.

          (a)     Name of Person Filing:

                        CP ACQUISITION, L.P.       NO.    4A
                        CP ACQUISITION, L.P.       NO.    4B
                        CAPITAL PARTNERS, INC.
                        FGS, INC.

          (b)     Address of Principal Business Office or, if none, Residence:

                      1105 NORTH MARKET STREET
                      SUITE 300
                      WILMINGTON DE 19899
                      (For each of the above entities)

          (c) Citizenship PLACE OF ORGANIZATION: STATE OF DELAWARE (FOR EACH OF THE ABOVE ENTITIES)

          (d) Title of Class of Securities: COMMON STOCK, $.005 PAR VALUE PER SHARE

          (e)     CUSIP Number: 043003102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               NOT APPLICABLE

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          (a)     Amount Beneficially Owned:

                                                                   SHARES
                                                                   ------
                      CP ACQUISITION, L.P.    NO. 4A             1,676,440
                      CP ACQUISITION, L.P.    NO. 4B               926,790
                      CAPITAL PARTNERS, INC.                         3,612
                      FGS, INC.                                    293,781

          (b)     Percent of Class:

                      CP ACQUISITION, L.P.     NO. 4A            7.8%
                      CP ACQUISITION, L.P.     NO. 4B            4.3%
                      CAPITAL PARTNERS, INC.                     0.02%
                      FGS, INC.                                  1.4%

          (c)     Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:

                      CP ACQUISITION, L.P.    NO. 4A              1,676,440
                      CP ACQUISITION, L.P.    NO. 4B                926,790
                      CAPITAL PARTNERS, INC.                          3,612
                      FGS, INC.                                     293,781

                  (ii)  Shared power to vote or to direct the vote:

                      CP ACQUISITION, L.P.    NO. 4A                    0
                      CP ACQUISITION, L.P.    NO. 4B                    0
                      CAPITAL PARTNERS, INC.                            0
                      FGS, INC.                                         0

                  (iii)  Sole power to dispose or to direct the disposition of:

                      CP ACQUISITION, L.P.    NO. 4A              1,676,440
                      CP ACQUISITION, L.P.    NO. 4B                926,790
                      CAPITAL PARTNERS, INC.                          3,612
                      FGS, INC.                                     293,781

          (iv)    Shared power to dispose or to direct the disposition of:

                      CP ACQUISITION, L.P.    NO. 4A                    0
                      CP ACQUISITION, L.P.    NO. 4B                    0
                      CAPITAL PARTNERS, INC.                            0
                      FGS, INC.                                         0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF A GROUP

               NOT APPLICABLE

ITEM 10.  CERTIFICATION

               NOT APPLICABLE


EXHIBIT A:  JOINT FILING STATEMENT

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 16, 1999



CP ACQUISTION, L.P.    4A              CAPITAL PARTNERS, INC..

By:  Its General Partner,
Capital Partners, Inc.


By:   /s/ Brian D. Fitzgerald          By: /s/  Brian D. Fitzgerald
    -----------------------------         --------------------------------------
   Brian D. Fitzgerald,                   Brian D. Fitzgerald
   President, Capital Partners, Inc.      President,Capital Partners, Inc.


CP ACQUISTION, L.P.    4B              FGS, INC.

By:  Its General Partner,
Capital Partners, Inc.



By: /s/  Brian D. Fitzgerald           By: /s/ Brian D. Fitzgerald
    -----------------------------         --------------------------------------
    Brian D. Fitzgerald                   Brian D., Fitzgerald
    President, Capital Partners, Inc.     President, FGS, Inc.

                                    EXHIBIT A

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:   February 16, 1999



CP ACQUISTION, L.P.    4A              CAPITAL PARTNERS, INC..

By:  Its General Partner,
Capital Partners, Inc.


By:   /s/ Brian D. Fitzgerald          By: /s/  Brian D. Fitzgerald
    -----------------------------         --------------------------------------
   Brian D. Fitzgerald,                   Brian D. Fitzgerald
   President, Capital Partners, Inc.      President,Capital Partners, Inc.


CP ACQUISTION, L.P.    4B              FGS, INC.

By:  Its General Partner,
Capital Partners, Inc.



By: /s/  Brian D. Fitzgerald           By: /s/ Brian D. Fitzgerald
    -----------------------------         --------------------------------------
    Brian D. Fitzgerald                   Brian D., Fitzgerald
    President, Capital Partners, Inc.     President, FGS, Inc.